Exhibit 99.1

Reliance Global Group Announces Reverse Stock Split

LAKEWOOD, N.J., May 14, 2026 — Reliance Global Group, Inc. (Nasdaq: EZRA) (“Reliance”, “we” or the “Company”) today announced that the Company’s Board of Directors approved a 1-for-40 reverse stock split (the “Reverse Stock Split”) of the Company’s common stock (the “Common Stock”) in order to regain compliance with the $1.00 minimum bid price requirement for continued listing on The Nasdaq Capital Market (Rule 5550(a)(2)). The Company was not required to obtain shareholder approval to effectuate the Reverse Stock Split. The Company filed articles of amendment to the Company’s articles of restatement to the articles of incorporation with the Florida Department of State, Division of Corporations which is expected to become effective as of 5:00 p.m. Eastern Time on May 15, 2026. The Common Stock will begin trading on The Nasdaq Capital Market on a reverse split-adjusted basis at the start of trading on May 18, 2026, under the symbol “EZRA” and under a new CUSIP number, 75946W504.

Ezra Beyman, CEO of Reliance, remarked, “Reliance is proud to be a Nasdaq listed company and we know the actions being taken are important to our investors as they will help ensure continued compliance with Nasdaq listing rules. We are highly optimistic about our future, remain steadfast in our commitment to our business strategy, and believe that the prospects for our Company are exceptionally promising.”

Upon implementation of the Reverse Stock Split, every 40 shares of the Company’s issued and outstanding Common Stock will automatically convert into one share of Common Stock without any change to the par value of $0.086 per share and the amount of Common Stock outstanding will be reduced from approximately 22,230,563 shares to approximately 555,764 shares. Following the Reverse Stock Split, the ownership percentage of each shareholder will remain unchanged. Proportional adjustments will be made to the number of shares of Common Stock issuable upon exercise of the Company’s outstanding stock options and warrants, and other incentive awards, as well as the applicable exercise price.

Information to Stockholders

VStock Transfer, LLC, the Company transfer agent, will send instructions to stockholders of record who hold stock certificates regarding the exchange of certificates for Common Stock. Stockholders who hold their shares of Common Stock in book-entry form or in brokerage accounts or “street name” are not required to take any action to effect the exchange of their shares of Common Stock following the Reverse Stock Split. VStock Transfer, LLC may be reached for questions at (212) 828-8436.

About Reliance Global Group, Inc.

Reliance Global Group, Inc. (Nasdaq: EZRA) is an InsurTech pioneer, leveraging artificial intelligence (AI) and cloud-based technologies to transform and improve efficiencies in the insurance agency/brokerage industry. The Company’s business-to-business InsurTech platform, RELI Exchange, provides independent insurance agencies with an entire suite of business development tools, enabling them to effectively compete with large-scale national insurance agencies while reducing back-office cost and burden. The Company’s business-to-consumer platform, 5minuteinsure.com, utilizes AI and data mining to provide competitive online insurance quotes within minutes to everyday consumers seeking to purchase auto, home, and life insurance. In addition, the Company operates its own portfolio of select retail insurance agencies offering a wide variety of insurance products.

In addition to its insurance and InsurTech operations, Reliance operates EZRA International Group, its strategic growth platform focused on identifying, acquiring, and building majority or controlling stakes in high-growth technology companies. EZRA International Group is designed to complement Reliance’s core insurance business by expanding market reach and supporting long-term stockholder value creation through disciplined capital allocation and active ownership.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by the use of words such as “may,” “should,” “could,” “will,” “expect,” “anticipate,” “intend,” “believe,” “estimate,” “seek,” “potential,” “target,” or similar expressions.

Forward-looking statements in this press release include statements regarding the timing and effectiveness of the Reverse Stock Split and the market effective date; the anticipated post-split trading price and the ability of the Reverse Stock Split to result in a sustained increase in the Company’s stock price to a level at or above $1.00 per share; the belief that the Reverse Stock Split will result in compliance with the minimum bid price requirement of Nasdaq Listing Rule 5550(a)(2) prior to the June 10, 2026 compliance deadline; expectations regarding post-split shares outstanding and the effect of fractional share rounding; and the ability to maintain compliance with all applicable Nasdaq continued listing standards.

These forward-looking statements are based on current expectations and assumptions subject to risks and uncertainties, many of which are beyond the Company’s control, including: the risk that the Reverse Stock Split does not result in a sustained increase in the Company’s stock price or that the stock price subsequently falls below $1.00, which could result in further Nasdaq non-compliance or delisting proceedings; the risk that the Reverse Stock Split causes the Company to fall out of compliance with another Nasdaq listing requirement, including minimum publicly held shares; restrictions under amended Nasdaq rules that limit the ability to effect additional reverse stock splits within a one-year period to regain minimum bid price compliance; volatility in the Company’s common stock; and general business, economic, and market conditions.

Actual results may differ materially from those expressed or implied by these forward-looking statements. Additional information regarding factors that may cause actual results to differ materially is included under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and in subsequent Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Except as required by applicable law, the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances after the date of this press release.

Contact:

Crescendo Communications, LLC

Tel: +1 (212) 671-1020

Email: EZRA@crescendo-ir.com